EXHIBIT 99.3
Signature of Reporting Person

SECTOR PERFORMANCE FUND, LP

By:	Sector Performance GP, LP, its general partner

By:	Sector Performance LLC, its general partner

By:         s/ David W. Knickel
    David W. Knickel
 Vice President & Chief Finanacial Officer